Exhibit 10.30

Metformin Production Line Operation Management Agreement
(Translation from original Chinese Agreement is provided only for reference)

Party A: Qufu Shengren Pharmaceutical Co., Ltd (the "Company")
Party B: Ru Yuan

In order to improve corporate management, increase economic efficiency, and improve the quality, model, branding of the metformin raw material accordance with the nation's laws and regulations, Party B is appointed as the principle in charge of Party A's metformin production line, to be fully responsible for the line's production, operation and management related work. The parties' responsibility and rights are listed as follows:

Clause 1, Party A shall appoint Party B as the managing principle of Party A's metformin production line, fully responsible and fully manage the production, supply, sales, reconciliation, personnel, new product development, and production site of Party A's metformin production line. Party B has the sole decision-making rights and right to staffing. Party B shall be solely responsible for the utilities, electricity, gas, water system, disposal and etc. expenses, as well as all expenses related to staff salary, insurance and benefits for the metformin production line. Party B shall also be responsible for all taxes resulting from the operation of the metformin production line. Party B shall pay to the Company a certain amount of profits and management fees in accordance to this agreement, aside from such amounts, Party B shall solely have the rights to the operating profits from the metformin production line and shall be able to withdraw such profits at any time.

Clause 2, Party B shall be independently and legally operated, conduct its own reconciliation and be solely responsible for profit or losses, and solely responsible for all assets, liability, debts, and any economic, safety or legal responsibility resulting from the operation. The accounts may be settled at the end of the term of operation. During the term of the operation, Party A shall not interfere with Party B's regular operation activities.

Clause 3, Party B may employ accounting personnel, conduct and manage operations in accordance with accounting laws and regulations, for the benefit of the operation, Party A shall not interfere, however, Party B shall submit to Party A truthful financial statements monthly. Party A shall be responsible for issuance of VAT tax receipts. Party B is obligated to cooperate with Party A for all external inspections, annual audits, asset reviews, inventory, tax review and etc.

Clause 4, Party B shall comply with the regulations of the commerce, tax, safety, labor, quality and etc. departments, Party B's production and sales shall strictly follow the laws and regulations applicable to medical production, and strictly operated by the medical product standards. Party B is prohibited to sale products from other companies using the resources from the Company, Party B shall be solely responsible for any economic losses or criminal liabilities resulting from illegal activities, Party A shall not be held liable. For this purpose, Party B agrees to pay a deposit of RMB 1,000,000 as guarantee, the principle of this deposit is refundable at the end of the term of this agreement.

Clause 5, This agreement is effective for 30 years, starting 2019 (as of the day of completion of the transfer) and ending in 2049. Party B shall pay to Party A an annual contracting fee of RMB 3,000,000. Within 3 days of execution of this agreement, Party B shall pay the deposit of RMB 1,000,000, At the receipt of payment, the parties shall transfer the financials, staff, equipment, asset, and other matters (as is), at the completion of transfer shall be deem the execution date. Within 15 days after the completion of the transfer, Party B shall pay in full the contract fee for the first year. Party B may appoint other party to make the payment on its behalf. The contract year shall refer to a 12 month period as of the execution date. At the end of each contract year, Party B shall pay the contract fee on the first month of the next contract year.

Clause 6, After the signing of this agreement, all liabilities and debts resulting from the metformin production operation shall be responsible by Party B. The metformin products currently held in inventory shall be calculated at cost, and all other raw material, supplemental material, packaging, production material shall be calculated at book value and settle with Party B as party of reconciliation for the transfer.

Clause 7, Party A shall be responsible for coordination of external work and provide services to Party B, the same as any other production lines. Ensure the regular availability of utilities, electricity, gas and etc., energy resources and maintenance, transportation, environmental protection, and waste disposal and etc. services. Regular maintenance and transportation fees shall be responsible by Party B. For all equipment no longer operational due to natural wear at the end of its useful life, Party B shall report to the company and properly disposed of after inspection. Party B shall be responsible for maintenance regarding water system and waste water disposal.
If it is necessary for the renewal of the production line or its equipment, Party B shall first submit a renewal plan, and start implementation only if approved by Party A (if Party A does not respond in 3 work days, the plan shall be deeded approved). Any purchase of fixed assets (renewal of equipment) shall be approved by Party A prior to purchase, for the costs associated with the renewals the parties shall separately negotiate regarding the responsible party.
The parties may renegotiate the contract fee and profit distribution standards based on the percentage of investments to newly added operating areas.

Clause 8, Party B may register its already owned or chemical compound certificate to Party A and produce such products. Distribution of profits shall be negotiated and entered into as a addendum to this agreement.

Clause 9, Party A shall be responsible of providing Party B with all hardware (facility, equipment, inspection area and etc.) and software (product licenses and etc) necessary for production. Party B shall not book asset depreciation of Party's facilities and equipment.

Clause 10, At the end of the term of this agreement, after the settlement of profit and fees from Party B, the parties may agree to renew the agreement, however, the operating party shall official request for renewal in written format 6 months before the expiration of this agreement. Under the same condition Party B has rights of first refusal.

Clause 11, Termination of Agreement
If any of the below circumstances shall occur, Party A has the rights to terminate the agreement:
1. Party B fails to make timely payment of profit share and contract fees.
2. Party B is in violation of the regulations of the commerce, tax, safety, labor, quality and etc. department resulting in penalty or legal action to occur to Party A.
3. The medicines produced or sold by Party B is not in compliance with the relevant regulation of medical product laws and production standards.
4. Any failure to timely resolve and debt disputes during Party B's operation resulting in damages to Party A's interest.
5. Any other situation where it is damaging to the Company and its shareholders interest.
Party A may terminate agreement if any effect from this cooperation resulting in its inability to operate, such as administrative penalty of RMB 500,000 or more.

Clause 12, Resolution of Dispute: any dispute resulting from the execution of this agreement shall be resolved through friendly negotiation, if negotiation fails, the parties may submit the case to the People's Court for resolution.

Clause 13, This agreement shall have 3 copies of the same format, Party A shall hold 1 copy and Party B shall hold 2 copies. Any matters not discussed shall be agreed upon in form of addendum. The scans of IDs shall be an attachment to this agreement. This agreement is effective after the signature or seal of both parties.

Party A: Qufu Shengren Pharmaceutical Co., Ltd (the "Company")
/s/ <Seal>

Party B: Ru Yuan
/s/ Ru Yuan